Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Reaches Agreement to Settle Securities Class Action Lawsuits
ROSELAND, N.J. (October 16, 2006) — The BISYS Group, Inc. (NYSE: BSG), a leading provider of outsourcing solutions for the financial services sector, announced today that it has reached an agreement in principle with the lead plaintiffs to settle the securities class action lawsuit entitled “In re BISYS Securities Litigation” File No. 04-CV-3840 and a related securities action pending against it and certain of its former officers and directors in the United States District Court for the Southern District of New York. The proposed settlement involves claims relating to the Company’s financial disclosures, including allegations concerning its financial restatements filed in 2005 and 2006, and is conditioned upon successful negotiation of definitive documentation and approval by the Court.
Under the proposed settlement, BISYS will pay an aggregate of $66.5 million in cash into an escrow account within 10 days after preliminary Court approval. The settlement, which includes no admission of wrongdoing by BISYS or any of the individual defendants, will be funded through a combination of cash on hand, BISYS’s existing credit facility and available insurance proceeds under its $25 million directors and officers liability policy. BISYS is currently in discussions with its insurance carriers to determine the final amount of available insurance proceeds.
“We are pleased to have reached this settlement and firmly believe that it is in the best interest of the Company and its shareholders,” said Robert Casale, Chairman, and Interim CEO and President of BISYS. “We see this as a significant step forward in putting the Company’s financial reporting issues from the past behind us and allowing the Company to focus on growing its business and pursuing opportunities to maximize shareholder value.”
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to
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evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future event, including but not limited to the risk that the settlement may not be completed or approved by the Court, or might not be consummated for other reasons and the risks that a significant number of investors may “opt out” of the settlement and pursue separate claims against the Company and/or the individual defendants and that the Company will not be able to reach a final settlement with one or more of its insurance carriers. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.

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